Exhibit 99.1

AUDACY, INC.

2022 EQUITY COMPENSATION PLAN

1.

Purposes of the Plan. The purposes of this Plan are to provide (a) designated employees of the Company or any Subsidiary of the Company, (b) certain consultants and advisors who perform services for the Company or any Subsidiary of the Company and (c) non-employee members of the Board with the opportunity to receive Awards. The Company believes that the Plan will enhance the incentive for participants to contribute materially to the growth of the Company, thereby benefiting the Company and the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Dividend Equivalents.

2.	Definitions. As used herein, the following definitions will apply:

(a)	“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)

“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)	“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Dividend Equivalents.

(d)

“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

(e)	“Board” means the Board of Directors of the Company.

(f)

“Cause” shall mean, except to the extent specified otherwise by the Administrator or separately defined in a written employment or similar agreement between a Participant and the Company, a finding by the Administrator that, before or after termination of employment or service, the Participant (a) has engaged in fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, (b) has breached any provision of his or her employment or service contract with the Company, including, without limitation, any covenant against competition and/or raiding of the Company’s Employees, Non-Employee Directors or Consultants, or (c) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information.

(g)	“Change in Control” means the occurrence of any of the following events:

(i)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than persons who are shareholders of the Company on the date the Plan is adopted) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of all votes required to elect a majority of the Board, provided that a Change in Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder;

(ii)

The consummation by the Company of (x) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes required to elect a majority of the board of directors of the surviving corporation or (y) the consummation of an agreement (or agreements) providing for the sale or disposition by the Company of all or substantially all of the assets of the Company, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a Subsidiary, the ultimate Parent thereof;

(iii)	The shareholders of the Company approve an agreement providing for a liquidation or dissolution of the Company; or

(iv)

A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (iv), if any person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered a Change in Control.

(h)	“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(i)

“Committee” shall mean, at the discretion of the Board, a Committee of the Board, which shall consist of two or more persons, each of whom, unless otherwise determined by the Board, is a “nonemployee director” within the meaning of Rule 16b-3.

(j)	“Common Stock” means Class A common stock of the Company.

(k)	“Company” means Audacy, Inc., a Pennsylvania corporation (f/k/a Entercom Communications Corp.), or any successor thereto.

(l)

“Consultant” means any natural person, other than an Employee or Non-Employee Director, engaged by the Company or any Subsidiary of the Company to render services to such entity if the person: (i) renders bona fide services to the Company or the Subsidiary; and (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s or any of its Subsidiaries’ securities.

(m)	“Director” means a member of the Board.

(n)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(o)	“Dividend Equivalent” means any right granted under Section 10 of the Plan.

(p)

“Employee” means any person, including Officers and Directors, employed by the Company or any Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(r)	“Excise Tax” means the excise tax imposed by Section 4999 of the Code.

(s)

“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. Notwithstanding the preceding, the term Exchange Program does not include any action described in Section 13 or Section 14 and does not to apply to “issuing or assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code.

(t)

“Fair Market Value” means, as of any date, if the Common Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Common Stock is a national securities exchange or market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (y) if the Common Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Common Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Administrator determines. If the Common Stock is not publicly traded or, if publicly traded but not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Administrator.

(u)	“Fiscal Year” means the fiscal year of the Company.

(v)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)	“Non-Employee Director” means a Director who is not an Employee.

(x)	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(y)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z)	“Option” means a stock option granted pursuant to the Plan.

(aa) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb) “Participant” means the holder of an outstanding Award.

(cc)	“Performance-Based Award” means an Award that is earned or becomes vested on account of achievement of one or more Performance Goals.

(dd)	“Performance Goals” means the goal(s) determined by the Administrator in its discretion to be applicable to a Participant for a Performance Period.

(ee)	“Performance Period” means the time period during which the performance objectives or continued status as an Employee, Director or Consultant must be met.

(ff)

“Period of Restriction” means the period during which any transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture, as provided in Section 7.

(gg)	“Plan” means this 2022 Equity Compensation Plan, as it may be amended or restated from time to time.

(hh)	“Prior Plans” means the Audacy Equity Compensation Plan, as amended through May 14, 2021 and the Audacy Acquisition Equity Compensation Plan, as amended and restated.

(ii)	“Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 7 of the Plan.

(jj)

“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll)	“Section 16(b)” means Section 16(b) of the Exchange Act.

(mm)	“Service Provider” means an Employee, Director or Consultant.

(nn)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(oo)	“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(pp)	“Shareholder Approval Date” means the date of shareholder approval of the Plan in accordance with Section 27 herein.

(qq)

“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code, (but substituting “the Company” for “employer corporation”), provided that any other entity that would qualify as a “subsidiary corporation” in accordance with the forgoing but for its status as an entity other than a corporation shall also be deemed a Subsidiary.

(rr)

“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary of the Company or with which the Company or any Subsidiary of the Company combines.

(ss)	“Successor” means, in the event of a Change in Control, the acquiring or succeeding company (or an affiliate thereof).

(tt)

“Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (a) all U.S. and non-U.S. federal, state, and local taxes (including the Participant’s FICA obligation) that are required to be withheld by the Company or the employing Subsidiary, (b) the Participant’s and, to the extent required by the Company (or the employing Subsidiary), the Company’s (or the employing Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, or sale of Shares, and (c) any other Company (or employing Subsidiary) taxes the responsibility for which the Participant has agreed to bear with respect to such Award (or exercise thereof or issuance of Shares thereunder).

3.	Stock Subject to the Plan.

(a)

Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is equal to 12,250,000 Shares (the “Share Limit”). The Shares may be authorized, but unissued, or reacquired Common Stock, including shares purchased by the Company on the open market for purposes of the Plan.

(b)

Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock or Restricted Stock Units, is forfeited to the Company or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) that were subject thereto will become available for future grant or sale under the Plan. Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Shares actually issued pursuant to Awards transferred under any Exchange Program to reprice options or stock appreciation rights will not become available for grant under the Plan. Subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the Share Limit.

(c)	Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

(d)

Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary of the Company or the Company’s or any Subsidiary of the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan.

(e)

Successor to the Prior Plans. The Plan is intended as the successor to the Prior Plans. Following the Shareholder Approval Date, no additional stock awards may be granted under the Prior Plans. In addition, from and after 12:01 a.m. Eastern Time on the Shareholder Approval Date, all outstanding stock awards granted under the Prior Plans will remain subject to the terms of the applicable Prior Plan. All Awards granted on or after 12:01 a.m. Eastern Time on the Shareholder Approval Date will be subject to the terms of the Plan.

4.	Administration of the Plan.

(a)	Procedure.

(i)

Administration. The Plan shall be administered by one or more Committees or the Board. The Board may retain the right to ratify, approve or amend any grants as it deems appropriate. If the Board requires ratification or approval of a grant and the grant is not ratified or approved by the Board, such grant shall not be effective.

(ii)

Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(b)

Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)	to determine the Fair Market Value;

(ii)	to select the Service Providers to whom Awards may be granted hereunder;

(iii)	to determine the number of Shares to be covered by each Award granted hereunder;

(iv)	to approve forms of Award Agreements for use under the Plan;

(v)

to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)

to determine the terms and conditions of any Exchange Program (provided that no Exchange Program shall be implemented unless the approval of the shareholders of the Company is obtained for such Exchange Program);

(vii)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)

to prescribe, amend and rescind rules and regulations relating to the Plan, including (but not limited to) rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws;

(ix)

to modify or amend each Award (subject to Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x)	to allow Participants to satisfy Tax Obligations in such manner as prescribed in Section 15 of the Plan;

(xi)	to authorize any person to execute on behalf of the Company any instrument required to affect the grant of an Award previously granted by the Administrator;

(xii)	to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii)	to make all other determinations deemed necessary or advisable for administering the Plan.

(c)

Delegation of Authority. Notwithstanding the foregoing, subject to the requirements of Applicable Laws, the Administrator may delegate to the Chief Executive Officer of the Company the authority to make, and amend, Awards to Employees and Consultants who are not subject to the restrictions of Section 16(b) of the Exchange Act. The grant of authority under this Section 4(c) shall be subject to such conditions and limitations as may be determined by the Administrator. If the Chief Executive Officer makes grants pursuant to the delegated authority under this Section 4(c), references in the Plan to the “Administrator,” as they relate to making, or amending, such Awards, shall be deemed to refer to the Chief Executive Officer.

(d)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

(e)

No Liability. Under no circumstances shall the Company or Subsidiary of the Company, the Administrator, or the Board incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s or Subsidiary’s, the Administrator’s or the Board’s roles in connection with the Plan.

5.

Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Dividend Equivalents may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.	Stock Options.

(a)

Limitations. Each Option will be designated in the applicable Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary of the Company) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. The Administrator, in its sole discretion, shall determine the number of Shares subject to each Option. The Administrator may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.

(b)

Term of Option. The term of each Option will be stated in the Award Agreement. In the case of any Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary of the Company, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)	Option Exercise Price and Consideration.

(i)

The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary of the Company, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c)(i), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)	Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will determine conditions that must be satisfied before the Option may be exercised.

(iii)

Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of: (1) cash; (2) check; (3) subject to the Administrator’s approval and such restrictions as the Administrator deems appropriate, by delivering other Shares (including Shares acquired in connection with the exercise of an Option, such as a net exercise arrangement), provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; or (4) such other method as the Administrator may permit, including consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; or (5) any combination of the foregoing methods of payment.

(d)	Exercise of Option.

(i)

Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (1) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (2) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued.

Subject to Section 3(b), exercising an Option will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)

Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability or termination for Cause, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 90 days following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)

Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant ceasing to be a Service Provider as a result of the Participant’s Disability. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)

Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)

Termination for Cause. Unless otherwise provided by the Administrator, if a Participant ceases to be a Service Provider on account of Participant’s termination for Cause by the Company or any Subsidiary of the Company, any Option held by the Participant (whether or not then vested) shall terminate as of the date the Participant ceases to be a Service Provider. In addition, notwithstanding the foregoing, if a Participant has engaged in conduct that constitutes Cause at any time while the Participant is a Service Provider or after the Participant ceases to be a Service Provider, any Option held by the Participant (whether or not then vested) shall immediately terminate. If a Participant has engaged in conduct that constitutes Cause, in addition to the immediate termination of all Options, the Participant shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the exercise price paid by the Participant for such Shares (subject to any right of setoff by the Company).

7.	Restricted Stock.

(a)

Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)

Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c)

Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)

Removal of Restrictions. Each certificate for a Share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Award. The Participant shall be entitled to have the legend removed from the stock certificate covering the Shares subject to restrictions when all restrictions on such Shares have lapsed. The Administrator may determine that the Company will not issue certificates for Shares of Restricted Stock until all restrictions on such Shares have lapsed, or that the Company will retain possession of certificates for Shares of Restricted Stock until all restrictions on such Shares have lapsed. Except as otherwise provided in this Section 7 or in an applicable Award Agreement, all restrictions imposed on Restricted Stock shall lapse upon the expiration of the Period of Restriction and the satisfaction of all conditions imposed by the Administrator. The Administrator may waive any or all restrictions and conditions of an Award of Restricted Stock. Unless otherwise determined by the Administrator in the Award Agreement, all restrictions imposed on Restricted Stock shall lapse upon an applicable Participant’s death.

(f)

Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)

Dividends, Dividend Equivalents and Other Distributions. Dividends, Dividend Equivalents and other distributions declared during the Period of Restriction applicable to any Restricted Stock Award shall only become payable if (and to the extent) the Period of Restriction applicable to the Restricted Stock Award lapses with all conditions satisfied and the Administrator provides that the Award is accompanied by rights to dividends, Dividend Equivalents or other distributions. Notwithstanding the foregoing, any such rights to dividend, Dividend Equivalent, or other distribution payments are subject to the limitations described in Section 10.

8.	Restricted Stock Units.

(a)

Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. The Administrator shall have complete discretion in determining the number of Restricted Stock Units granted to each Participant. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)

Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Companywide, functional, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c)

Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)

Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)

Dividends, Dividend Equivalents and Other Distributions. Dividends, Dividend Equivalents and other distributions declared during the period of time after a Restricted Stock Unit Award is granted and prior to such Award meeting the applicable vesting criteria and settling in Shares shall only become payable if (and to the extent) such Award vests and that the Administrator provides that the Award is accompanied by rights to dividends, Dividend Equivalents or other distributions. Notwithstanding the foregoing, any such rights to dividend, Dividend Equivalent, or other distribution payments are subject to the limitations described in Section 10.

9.	Stock Appreciation Rights.

(a)

Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion, separately or in tandem with any Option (for all or a portion of the applicable Option). The Administrator shall have complete discretion to determine the number of SARs granted to any Service Provider.

(b)

Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(c)

Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of Shares that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Common Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of Shares.

(d)

Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)

Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights and a tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(f)	Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)	The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)	The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.

Dividend Equivalents. The Administrator is hereby authorized to grant Dividend Equivalents to Service Providers under which the Participant may be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Administrator) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Administrator. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Administrator shall determine. Notwithstanding the foregoing: (i) the Administrator may not grant Dividend Equivalents to Participants in connection with grants of Options or Stock Appreciation Rights and (ii) dividend and Dividend Equivalent and other distribution amounts with respect to any Award (or Share underlying an Award) may be accrued but not paid to a Participant until all conditions or restrictions relating to such Award and/or Share have been satisfied or lapsed and shall be forfeited if all of such conditions or restrictions are never satisfied or lapse.

11.

Compliance With Section 409A of the Code. The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code and any regulations or guidance promulgated thereunder (“Section 409A”), and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, a Participant shall not be considered to have terminated employment or service with the Company, or a Subsidiary of the Company, for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company or any Subsidiary of the Company within the meaning of Section 409A. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. Notwithstanding anything to the contrary in the Plan or any Award, if and to the extent the Administrator shall determine that the terms of any Award may result in the failure of such Award to comply with or be exempt from the requirements of Section 409A, the Administrator shall have authority to take such action to amend, modify, cancel or terminate the Plan or any Award as it deems necessary or advisable to bring such Award into compliance with or maintain an exemption from Section 409A.

12.

Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company or any Subsidiary of the Company. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13.

Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. In its discretion, the Administrator may permit Participants to, subject to such terms and conditions as the Administrator deems advisable, assign or transfer all or part of vested Nonstatutory Stock Options during a Participant’s lifetime to (a) a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order that relates to the provision of child support, alimony payments or marital property rights, or (b) trust or other similar estate planning entity that is solely for the benefit of the Participant and/or the Participant’s immediate family. In such case, the transferee shall receive and hold the Option subject to the provisions of this Section 13, and there shall be no further assignation or transfer of the Option.

14.	Adjustments; Change in Control.

(a)

Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Administrator shall be final, binding and conclusive.

(b)	Change in Control.

(i)

Assumption, Substitution or Continuation of Outstanding Awards. In the event of a Change in Control in which the Successor proposes to assume, substitute or continue equivalent awards (with such adjustments as may be required or permitted by Section 14(a) of the Plan, with appropriate adjustments as to the number and kind of shares and prices), any substitute equivalent award must (a) have a value at least equal to the value of the Award being substituted; (b) relate to a publicly-traded equity security of the Successor involved in the Change in Control or another publicly traded entity that is affiliated with the Successor following the Change in Control; (c) be the same type of award as the Award being substituted; (d) be vested to the extent the Award being substituted was vested at the time of the Change in Control and (e) have other terms and conditions (including by way of example, vesting and exercisability) that are the same or more favorable to the Participant than the terms and conditions of the Award being substituted, in each case, as reasonably determined by the Administrator (as constituted prior to the Change in Control) in good faith. If a Participant’s Award is assumed, substituted or continued by the Successor pursuant to this Section 14(b)(i), then, subject to the remaining provisions of this Section 14(b), such Award will not vest or lapse solely as a result of the Change in Control but will instead remain outstanding under the terms pursuant to which it has been assumed, substituted, or continued and will continue to vest or lapse pursuant to such terms.

(A)

For the purposes of Section 14(b) of the Plan, an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor or its Parent, the Administrator may, with the consent of the Successor, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, for each Share subject to such Award, to be solely common stock of the Successor or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(ii)

No Assumption, Substitution, or Continuation of Outstanding Awards. If for any reason outstanding Awards are not assumed, substituted, or continued pursuant to Section 14(b)(i), such outstanding Awards will be subject to the following rules, in each case effective immediately prior to such Change in Control but conditioned upon completion of such Change in Control, with any corresponding payments made as soon as reasonably practicable after the Change in Control, but no later than within 30 days following the date of the Change in Control:

(A)

Options and Stock Appreciation Rights. All Options and Stock Appreciation Rights will become fully vested and exercisable. The Administrator will give Participants a reasonable opportunity (at least 30 days if practicable) to exercise any or all Options and Stock Appreciation Rights before the consummation of the transaction resulting in the Change in Control, provided that any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void and such Options and Stock Appreciation Rights will be restored to their status as if there had been no Change in Control. If a Participant does not exercise all Options and Stock Appreciation Rights prior to the Change in Control, the Administrator will pay such Participant in exchange for the cancellation of each such unexercised Options and Stock Appreciation Rights the difference between the exercise price for such Option or the grant price for such Stock Appreciation Right and the per Share consideration provided to other similarly situated shareholders in such Change in Control; provided, however, that if the exercise price of such Option or the grant price of such Stock Appreciation Right exceeds the aforementioned consideration provided, then such unexercised Option or Stock Appreciation Right will be canceled and terminated without any payment.

(B)

Vesting of Restricted Stock Units and Lapse of Restricted Stock Restrictions, for Awards that are not Performance-Based Awards. All restrictions imposed on Restricted Stock Units and Restricted Stock that are not performance-based will lapse and be of no further force and effect, such that all such Restricted Stock Units and Restricted Stock will become fully vested, and the Period of Restriction will expire for such Awards of Restricted Stock. Restricted Stock Units will be settled and paid in cash and/or Shares at the Administrator’s discretion, and Restricted Stock will be paid in cash and/or Shares at the Administrator’s discretion; provided, however that if any such payment is to be made in Shares, the Administrator may in its discretion, provide such holders the consideration provided to other similarly situated shareholders in such Change in Control.

(C)

Vesting, Payment and Achievement of Performance-Based Awards. All Performance-Based Awards for which the Performance Period has been completed as of the date of the Change Control but have not yet been paid will vest and be paid in cash and/or Shares at such time at the Administrator’s discretion, with all Performance Goals to be deemed achieved at actual performance. Unless otherwise provided in the applicable Award Agreement, all Performance-Based Awards for which the Performance Period has not been completed as of the date of the Change in Control will, with respect to each Performance Goal or other vesting criteria, be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, and vest and be paid out for the entire Performance Period (and not pro rata), with the manner of payment to be made in cash or Shares at the Administrator’s discretion; provided, however that if any such payment is to be made in Shares, the Administrator may in its reasonable discretion, provide such holders the consideration provided to other similarly situated shareholders in such Change in Control.

(D)

Notwithstanding anything in Section 14(b) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its Successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the Successor’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(iii)

Termination, Amendment and Modifications of Change in Control Provisions. Notwithstanding any other provision of the Plan or any Award Agreement provision, the provisions of Section 14(b) of the Plan may not be terminated, amended, or modified in any manner that adversely affects any then-outstanding Award or Award Participant without the prior written consent of the Participant, unless for the purpose of complying with Applicable Laws and regulations.

(iv)

Limitation on Change in Control Payments. Notwithstanding anything in Section 14(b) of the Plan to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award or the payment of cash in exchange for all or part of the Award (i) could be deemed a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for Section 14(b) of the Plan, would be subject to an Excise Tax, then the “payments” to such Participant pursuant to Section 14(b) of the Plan shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 14(b)(iv) shall be made in writing in good faith by an accounting firm chosen by the Administrator. If a reduction in benefits is required only under the Plan, the reduction will apply to the Participant’s “payments” under Section 14(b) of the Plan, as applicable, provided further than such payments will be reduced (or acceleration of vesting eliminated) in the following order: the order specified by the Participant’s Award Agreement, the order specified by any other written agreement between the Participant and the Company, the vesting acceleration of Options or Stock Appreciation Rights, then the vesting acceleration of equity awards other than Options or Stock Appreciation Rights. In the event that acceleration of vesting of Options, Stock Appreciation Rights or other equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Participant’s Options, Stock Appreciation Rights or other equity awards, as applicable. If two or more Options, Stock Appreciation Rights or other equity awards are granted on the same day, the Options, Stock Appreciation Rights or other equity awards, as applicable, will be reduced on a pro-rata basis. For purposes of making the calculations required by this Section 14(b)(iv), the accountant selected by the Administrator may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to such accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 14(b)(iv).

15.	Tax Withholding.

(a)

Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations with respect to such Award (or exercise thereof).

(b)

Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may determine to permit the satisfaction of such withholding obligations for such Tax Obligations, in whole or in part, by any of the following methods (without limitation): (a) causing the Participant to tender a cash payment, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld pursuant to the Tax Obligations but not to exceed the sum of all statutory maximum rates applicable in the Participant’s jurisdiction(s) (provided, in the case of a Participant who is an “officer” of the Company as defined in Rule 16a-1(f) promulgated pursuant to the Exchange Act, or any successor law (or any successor rule), that any withholding amount that exceeds the amount that is required to be withheld pursuant to the Tax Obligations for such Participant is approved in advance by the Administrator or the Board (such requirement, the “Section 16 Officer Condition”)), (c) causing the Participant to deliver to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld pursuant to the Tax Obligations but not to exceed the sum of all statutory maximum rates applicable in the Participant’s jurisdiction(s), subject to the Section 16 Officer Condition, or (d) having the Company withhold from proceeds of the sale of Shares issued pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company, provided that, in all instances, the satisfaction of the Tax Obligations will not result in any adverse accounting consequence to the Company, as the Administrator may determine in its sole discretion. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16.

No Effect on Employment or Service; No Rights to Future Awards. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or a Subsidiary of the Company, nor will they interfere in any way with the Participant’s right or the right of the Company or a Subsidiary of the Company to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws. Nothing in the Plan shall entitle any Service Provider or any other person to any claim or right to be granted an Award.

17.

Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later (but not earlier) date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18.

Term of Plan. Subject to Section 27 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 19 of the Plan.

19.	Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Board or its delegate may at any time amend, alter, suspend or terminate the Plan.

(b)	Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)

Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20.	Conditions Upon Issuance of Shares.

(a)

Legal Compliance. Shares will not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance. For the avoidance of doubt, no Common Stock shall be issued or transferred in connection with any Award hereunder unless and until all legal and contractual restrictions applicable to the issuance or transfer of such Common Stock have been complied with to the satisfaction of the Administrator.

(b)

Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.

Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22.

Clawback; Other Company Policies. Notwithstanding any other provision of the Plan to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time. No such policy adoption or amendment shall require a Participant’s prior consent. All Awards granted under the Plan shall be and remain subject to any other applicable policies of the Company and any Subsidiary of the Company, such as insider trading policies as they may exist from time to time.

23.

Limitations Applicable to Officers. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Laws, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

24.

Funding of the Plan. This Plan shall be unfunded and is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended. No provision contained herein shall be construed to require that (a) the Company be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan, or (b) interest be paid or accrued on any Award or on any subsequent distribution of Common Stock, payment of cash, release or lapse of any restrictions on Common Stock, or any other distribution or payment of property or cash pursuant to the exercise of any rights provided by any Awards.

25.

No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Administrator shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be disregarded or otherwise eliminated.

26.

Choice of Law and Venue. The Plan shall be administered, construed and governed in accordance with the Code, and the laws of the Commonwealth of Pennsylvania, but without regard to its conflict of law rules. The Participant agrees to consent to personal jurisdiction of the state and federal courts situated within the Commonwealth of Pennsylvania for purposes of enforcing this Plan, and waive any objection that the Participant might have to personal jurisdiction or venue in those courts.

27.

Shareholder Approval. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

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